EXHIBIT 10.10


                    Aetna Services, Inc. / Aetna Health Care
                                   Term Sheet

     Formal agreements reflecting the transactions set forth herein will be entered into between the parties prior to the Distribution Date (as defined in the Distribution Agreement between Aetna Inc. and Aetna U.S. Healthcare Inc. (the "Distribution Agreement"). The terms set forth below summarize the major points which have been discussed, but are not intended to be the entirety of the terms of the proposed transactions described herein (collectively, the "Transactions"), which shall be reflected in the definitive agreements contemplated below. The terms set forth herein are in all respects subject to compliance with the terms and conditions of the Ground Lease, the Master Lease, the Assignment and the Sublease (as defined herein). This Term Sheet forms part of the Distribution Agreement and has no binding effect except to the extent contemplated in the Distribution Agreement and the Agreement and Plan of Restructuring and Merger among ING America Insurance Holdings, Inc., ANB Acquisition Corp., Aetna Inc. and, for limited purposes only, ING Groep N.V. Terms used herein but not defined shall have the meaning ascribed to them in the Sublease.

Background:              CityPlace Limited Partnership (the "Master Lessor") is
                         the lessee of certain land (the "Land") under a ground lease ("Ground Lease") and owner of a building thereon known as CityPlace I (the "Building") in Hartford,
                         Connecticut. Master Lessor subleased ("Master Lease") the Land and leased the Building to Urban Investment and Development ("Urban"), which in turn further subleased the Land and Building to Aetna Life and Casualty Company (the "Sublease"). The positions of
                         Urban were subsequently assigned ("Assignment") to Aetna Life and Casualty Company, which is now known as Aetna Services, Inc. ("Aetna Services"). Aetna
                         Services is a wholly owned subsidiary of its publicly traded parent, Aetna Inc., which has guaranteed the obligations of Aetna Services under the Sublease.
                         Aetna Services is, therefore, lessee of the Building and sublessee of the Land from Master Lessor and further sublessee of such interests from itself (none of the estates are merged). Following the Merger, all obligations of Aetna Inc. and Aetna Services shall remain in full force and effect.

Lease of Travelers
Space to Aetna Health
Care: 1. Prior to or on the Distribution Date, Aetna Services shall enter into a lease (the "Healthcare Lease") for the period commencing April 1, 2004 and terminating October 31, 2008 with Aetna U.S. Healthcare Inc. ("AUSHC") or one of AUSHC's wholly owned subsidiaries (any of which is referred to herein as "Aetna Healthcare", it being understood that in the event the lessee is a

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                         subsidiary, AUSHC would execute a guaranty, acceptable
                         to Aetna Services, of the obligations of the subsidiary) of that certain space in the Building (the "Travelers Space"), currently leased to Travelers Indemnity Company ("Travelers") as lessee under that certain Lease between Aetna Life and Casualty Company (now known as Aetna Services) and Travelers dated as of March 28, 1996 (the "Travelers Lease"). The terms and conditions of the Healthcare Lease (except with respect to term and rent in the renewal period) would be substantially the same as those contained in the Travelers Lease. The term will commence on April 1, 2004 and extend until October 31, 2008 at an annual Base Rent of $15.50 per square foot, plus escalations for expenses using the base year of calendar 1997 (hereinafter referred to as "Rent").

                         Aetna Healthcare would have the right to sublet any of the Travelers Space with the consent of Aetna Services, which consent would not be unreasonably withheld or delayed. Any sublease rent paid to Aetna Healthcare (by Travelers or any other sublessee of Aetna Healthcare) would be retained by Aetna Healthcare, which would be obligated to Aetna Services solely for the Rent.

                         Aetna Services would agree that as of the Distribution Date, Aetna Healthcare would have the right to negotiate with Travelers directly regarding any matter pertaining to the period after March 31, 2004. In addition, any matter arising under the Travelers Lease with respect to the period from April 1, 2004 through October 31, 2008 would be subject to the consent of Aetna Healthcare.

                         2. Simultaneously with the commencement of the term of the Healthcare Lease, Aetna Services would assign its interest in the Travelers Lease to Aetna Healthcare. Upon such assignment, Healthcare would (a) assume Aetna Services' obligations with respect to the Travelers Space, and (b) indemnify Aetna Services with respect to any liabilities relating thereto arising after such date.

                         3. Aetna Healthcare would have the right to assign its interest in the Healthcare Lease to a third party with the consent of Aetna Services, which consent would not be unreasonably withheld or delayed; provided, however, that no such assignment would relieve or release Aetna Healthcare from its obligations under the Healthcare Lease.

Extension Option and
Purchase Option:         Aetna Services and Aetna Healthcare agree to enter
                         into an agreement (the "Option Agreement") setting forth certain rights and obligations of each party with respect to (i) the option to


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                         purchase the interests of Master Lessor in and to the
                         Land and Building (the "Purchase Option") and (ii) the option to extend the term of the Sublease (collectively, the "Options"), as such Options are more particularly described in the Sublease. The terms of such Option Agreement shall include, without limitation, the following provisions:

                         1. Aetna Services would agree that upon its receipt of notice from Aetna Healthcare, or its designee, Aetna Services shall, pursuant to the Sublease, subject to the conditions set forth herein, exercise one or both of the Options. Pursuant to such notice, Aetna Healthcare would agree to indemnify and hold Aetna Services harmless with respect to any financial liability or obligations arising from the exercise of the Options or arising from any actions taken pursuant to the Option Agreement, and provide the security (the "Security") described below.

                              a. With respect to any exercise of the Sublease
                         extension right, Aetna Services would have no obligation to exercise such option unless Aetna Healthcare delivers, in form and substance reasonably acceptable to Aetna Services, documentation whereby the Master Lessor, and any other party whose consent would be necessary, (i) acknowledges that the replacement tenant during the extension term will not be Aetna Services, (ii) approves the replacement tenant and (iii) releases Aetna Services from liability with respect to the Land and Building for the period beyond October 31, 2008 to the extent as if Aetna Services was no longer a lessee of the Land or Building.

                              b. With respect to any exercise of the Purchase
                         Option, Aetna Services would have no obligation to exercise such option unless (i) Aetna Healthcare delivers the Security to Aetna Services for the payment of all obligations which may arise from the exercise of such Purchase Option, including, without limitation, the amount of the purchase price and any attendant closing costs and (ii) Aetna Healthcare also provides the necessary documentation to complete such purchase, including, without limitation, as provided in Section 14 of the Sublease, together with powers of attorney which would enable Aetna Services to complete the purchase without liability to Aetna Services. Upon the closing under the Purchase Option, Aetna Healthcare would release Aetna Services with respect to all liabilities relating to the Land and Building.


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                              It is understood that the purchase price under the
                         Purchase Option may not be determined at the time of exercise of the option. In such event, security for the purchase price shall initially be computed on the basis of Aetna Healthcare's reasonable estimate of fair market value; upon final determination of the purchase price, the Security will be computed based on the actual price, with necessary adjustments to the initial Security to be promptly finalized by Aetna Services or Aetna Healthcare, as appropriate. In the event that Aetna Healthcare determines, after exercise of the option, that the purchase price is unacceptable, Aetna Services will, upon direction of Aetna Healthcare, withdraw the exercise of the Purchase Option (as permitted in the Sublease). The form of Security will be subject to the reasonable consent of Aetna Services. Earnings on any such Security would remain as part of such Security. In the event that Aetna Healthcare defaults with respect to its obligations regarding the completion of the closing of the Purchase Option, the Security could be used by Aetna Services to satisfy any liabilities
                         Aetna Services may have arising from the exercise of the Purchase Option. If no such default occurs, the Security and all earnings thereon would be delivered to Aetna Healthcare (or its designee) contemporaneously with the closing of the Purchase Option transaction.

                              c. Aetna Services and Aetna Healthcare agree that
                         Aetna Services shall have no liability with respect to periods beyond October 31, 2008 and the parties hereto will execute reasonably acceptable final documents which reflect that agreement, subject to the requirements set forth herein.

                         2. Aetna Healthcare would have the right to assign its rights with respect to the Options under the Option Agreement with the consent of Aetna Services, which consent would not be unreasonably withheld or delayed.

                         3. In the event that Aetna Services is requested to consent to any matter pertaining to the Land or Building (each, a "Property Matter") which will solely affect the period beyond October 31, 2008, Aetna Services agrees (a) to deliver written notice of any such matter to Aetna Healthcare, and (b) to take only such action with respect to such issues as directed by Aetna Healthcare. Any decision with respect to any such consent which will solely affect the period prior to October 31, 2008 will be made by Aetna Services. To the extent a Property Matter relates to the periods both prior to and after October 31, 2008, any decision made with respect thereto would be required to be mutually acceptable to Aetna Services and Aetna Healthcare. The parties agree in reaching such decisions that the obligations and benefits pertaining to each such period would be equitably apportioned.


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                         5. Upon the exercise of the Purchase Option, the
                         Premises will be transferred to Aetna Healthcare or its designee.

                         6. Aetna Services agrees that it shall not transfer its interests under the Sublease or the Healthcare Lease without the prior written consent of Aetna Healthcare, which consent would not be unreasonably withheld or delayed.

                         7. All agreements contemplated herein will be binding upon the successors and assigns of the parties thereto.

Closing: Immediately prior to the Distribution Time (as defined in the Distribution Agreement).


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